Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated August 24, 2023, relating to the financial statements of Parker-Hannifin Corporation and the effectiveness of Parker-Hannifin Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Parker-Hannifin Corporation for the year ended June 30, 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Cleveland, Ohio

September 5, 2023